Exhibit 77C

Alliance Variable Products Series, Inc.
Quasar Portfolio


77C - Matters submitted to a vote of security holders

At a Special meeting of stockholders of the Quasar Portfolio
("the portfolio") was held on December 12, 2000. The description
Of the proposal and number of shares voted at the meeting are as follows:

										Voted
									Abstain
						Voted	Voted	Authority
						For		Against	Withheld

Approval to amend the
Portfolio's fundamental
Policy to permit the
Portfolio to engage in
Securities lending to the
Extent permitted by the
Investment Company
Act of 1940.			16,639,514	609,952	960,024


Approval to amend the
Portfolio's fundamental
Policy to permit the
Portfolio to purchase
And sell financial
Forward and future
Contracts and options
Thereon.				16,376,807	869,131	969,552